# RVI | Ramp CEO Interview
Paper Edit

**Transcript**

I'm Eric Glyman, the co-founder and CEO at Ramp.*

Ramp exists to save companies their most valuable resources. We think that's their time and their money. Our ultimate goal is to make every company on earth more profitable.

An easy way to think about Ramp is that we bring AI to your finance teams. We issue cards that automatically complete the expenses of your employees. Bill payments and accounts payable that will go and pay itself. We have procurement software, treasury software.
But ultimately what we're working towards is, effortless automated finance.

Business owners I know are looking to make their business better, more profitable, more efficient, do more with less. And we thought, there should be a company that's actually aligned with the incentive of the customer. What if credit cards were designed to not help you spend more money, but to actually help you spend less, to identify waste and cut it automatically?
That was the start of what became Ramp.

You know, in the year 2026, we're teaching money to think, in a real way. Many people have this experience: You have money in your checking account. Maybe you're not going to use it until you pay rent next month. Why aren't those funds earning the highest rate of interest for you?

You know, when I think about where Ramp is going, money will move itself. Your books, and records, so you have a great audit, those should close themselves. Your software should be able to go and tell you, "Here's where to invest.". To grow faster, to be more profitable. And so, what I'm excited about is, is teaching money to think. Just like the best operators and investors do.

Ramp is excited to partner with Robinhood Ventures to bring its retail investors along for the journey.

*The speaker is not employed by or affiliated with Robinhood Markets, Inc. or its subsidiaries. Views are their own and do not necessarily reflect Robinhood. The fund is an equity investor in this portfolio company and otherwise has no relationship with this company.

Robinhood Ventures Fund I ("RVI" or the "Fund") has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-290253) with the Securities and Exchange Commission (the "SEC") for the offering to which this free writing prospectus relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents RVI has filed with the SEC for more complete information about RVI and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com. Investors are advised to carefully consider the investment objectives, risks and charges and expenses of RVI before investing. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This presentation has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product. There can be no assurance that RVI's investment in the company presented herein will be profitable. Past performance is no guarantee of future results. The portion of RVI's portfolio allocated to the company presented herein may fluctuate over time, and therefore the performance of the company presented herein may not bear materially on the performance of RVI. While this presentation includes information from a third-party that RVI believes to be accurate, RVI assumes no responsibility for any statement or opinion in this presentation except as required by law.

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An investment in the Fund is speculative and involves a high degree of risk with substantial risk of loss.

RVI is a newly organized, non- diversified closed- end fund investing in a concentrated portfolio of private “Frontier Companies.” This investment strategy entails limited information, illiquidity, valuation uncertainty, and risk of loss; shares and the value of the Fund’s Net Assets may be volatile and shares may trade at a discount or premium, and exposures may be via illiquid private vehicles with capital calls and extra fees. The Fund may use leverage, has limited operating history, and does not anticipate that it will pay dividends on a quarterly basis or become a predictable distributor of dividends, all of which can reduce or delay returns.

A “Frontier Company” means a private company that, in the Adviser’s view, is a best-in-class, growing business operating at the cutting edge of its sector or industry. A company is “best-in-class” if the Adviser believes it has one or more competitive advantages relative to other companies in its sector.

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Robinhood Ventures is the investment adviser for RVI. Robinhood Ventures is the dba name for Robinhood Ventures DE, LLC (“RHV” or “Adviser”). RHV is a wholly owned subsidiary of Robinhood Markets, Inc.